Exhibit 99.1

FOR IMMEDIATE RELEASE

Carol D. DeGuzman

Senior Director

Corporate Communications

Telik, Inc.

(650) 845 7728

cdeguzman@telik.com

TELIK ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

Palo Alto, CA,  –  April 24, 2003  –  Telik, Inc. (Nasdaq: TELK) reported a net loss of $11.1 million, or $0.31 per share, for the first quarter ended March 31, 2003, compared with a net loss of $5.2 million, or $0.19 per share, for the quarter ended March 31, 2002. The company’s net loss in the first quarter of 2003 is due primarily to increases in research and development spending as the company’s lead compounds, TELCYTA™ (the trademark selected for TLK286) and TLK199, advanced in clinical development.

Research and development expenses were $9.7 million in the quarter ended March 31, 2003, compared with $4.3 million in the comparable period in 2002. The increase in research and development expenses reflects the expansion of the TELCYTA™ clinical development program, including the initiation of a Phase 3 registration trial in ovarian cancer and ongoing Phase 2 trials in non-small cell lung, breast and ovarian cancer. In addition, development expenses are increasing for the company’s second compound, TLK199, which is advancing in a Phase 1-2a clinical trial in myelodysplastic syndrome, a form of pre-leukemia.

At March 31, 2003, Telik had $92.4 million in cash, cash equivalents and investments including restricted cash, compared to $104.3 million at December 31, 2002.

Key developments at Telik since the beginning of 2003 have included:

•	The initiation of a Phase 3 registration trial of TELCYTA™ in ovarian cancer patients whose disease has progressed following platinum-based chemotherapy and one second-line treatment. The multinational trial, designated the ASSIST-1 (ASsessment of Survival In Solid Tumors-1) trial, is designed to evaluate whether TELCYTA™ treatment reduces the risk of death, leading to an increase in survival, as compared to the control group treatments.

•	The publication of new preclinical data that support the ongoing clinical development of TELCYTA™. These data elaborate on the proposed mechanism of activation and activity of TELCYTA™ and describe the use of TELCYTA™ in combination with standard chemotherapeutic drugs

•	The announcement of positive interim results from the ongoing Phase 1-2a clinical trial of Telik’s TLK199 product candidate in patients with myelodysplastic syndrome (MDS), a form of pre-leukemia. The abstract for the study was published in the March 2003 Proceedings of the Annual Meeting of the American Association for Cancer Research (AACR).

•	The formation of a collaboration with Roche to utilize Telik’s proprietary small molecule drug discovery technology, TRAP, to identify drug candidates active against a pharmaceutical target selected by Roche.

•	The publication of results from collaborations with leading cancer research centers that describe new TRAP-identified small molecule drug candidates to potential new cancer targets.

Telik will host its quarterly conference call at 4:30 p.m. Eastern time today. A live webcast of the conference call will be available by logging on to www.telik.com. A replay of the webcast will be will be available from approximately 8:30 p.m. Eastern time April 24 through May 1, 2003. The call may also be accessed live by calling 612-332-0107.

About Telik, Inc.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidate is TELCYTA™ (TLK286), a tumor activated small molecule drug that is in a Phase 3 registration trial in ovarian cancer, as well as in Phase 2 clinical trials in non-small cell lung, breast and ovarian cancer. TLK199 is in a Phase 1-2a trial in myelodysplastic syndrome, a form of pre-leukemia. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

You should not rely on forward-looking statements contained in this press release, including statements regarding the potential for TELCYTA™ (TLK286) or TLK199 to treat one or more types of cancer. Telik can give no assurance with regard to these statements. Past financial results may not be indicative of future results. Factors that could affect future financial results include but are not limited to the numerous technical, operational and financial uncertainties associated with drug development. TELCYTA™ and TLK199 are in clinical development and have not been approved for marketing, and there can be no assurance that the clinical trials required to successfully develop these compounds will have a successful outcome, or that regulatory approval will be obtained. Telik is reliant on external manufacturing of TELCYTA™ and TLK199. More detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission. Telik assumes no obligation to update any information provided in this press release or during its conference call.

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues:
Contract revenues from collaborations with related parties	$250	$397
Other revenues	—	25

Total revenues	250	422
Operating costs and expenses:
Research and development	9,718	4,330
General and administrative	2,005	1,609

Total operating costs and expenses	11,723	5,939
Loss from operations	(11,473)	(5,517)
Interest and other income, net	362	272

Net income (loss)	$(11,111)	$(5,245)

Basic and diluted net loss per share	$(0.31)	$(0.19)

Weighted average shares used to calculate basic and diluted net loss per share	35,657	27,738

Selected Balance Sheet Data

(in thousands)

	March 31, 2003	December 31, 2002 (a)
	(Unaudited)

Cash, cash equivalents, investments and restricted cash	$92,385	$104,282
Total assets	98,638	108,973
Stockholders’ equity	89,803	99,205

(a)	Note: Derived from audited financial statements